Exhibit 99.1

Safeguard Scientifics Announces First Quarter 2009 Financial Results

Consolidated Revenue Increases 41% Year-Over-Year; Company Reiterates 2009 Aggregate Revenue Guidance Between $200 Million and $220 Million, a 15% to 27% Increase

Live Webcast at 9 am EDT at www.safeguard.com/earnings

WAYNE, Pa.--(BUSINESS WIRE)--May 7, 2009--Safeguard Scientifics, Inc. (NYSE:SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that consolidated revenue for the three months ended March 31, 2009 increased 41% year-over-year to $22.4 million, excluding discontinued operations. Safeguard’s consolidated net loss from continuing operations attributable to common shareholders in the quarter was $10.3 million, or $0.08 per share, compared with a loss of $11.8 million, or $0.10 per share, for the same period of 2008.

“Safeguard continues to focus on its long-term objectives of increasing shareholder value by building value in our partner companies and realizing that value through well-timed exits,” said Peter J. Boni, President and CEO of Safeguard Scientifics. “Our life sciences partner companies grew slightly faster than we expected, whereas growth for the technology partner companies was slower largely due to the weakened U.S. economy. Taking these factors into account and given today’s challenging business climate, we have assumed that no exits will occur during 2009, although a few opportunities may develop later in the year. We remain flexible, adjusting our prospects as external conditions warrant.”

Stephen T. Zarrilli, Safeguard Senior Vice President and Chief Financial Officer said, “Safeguard’s financial strategies for 2009 remain focused on the strength of our balance sheet and the prudent use of cash. We continue to evaluate and pursue opportunities in the following four areas: reduce parent company operating expenses where possible; opportunistic repurchase of our senior convertible debentures at a discount; manage cash deployments conservatively; and augment existing capital with alternative pools of capital.”

LIFE SCIENCES PARTNER COMPANIES FIRST QUARTER HIGHLIGHTS

CONSOLIDATED HOLDING

Clarient, Inc. (Nasdaq:CLRT), a premier anatomic pathology and molecular testing services resource for pathologists, oncologists and the pharmaceutical industry, reported its 19th quarter of sequential revenue growth and continues to grow robustly, due to new, higher margin cancer diagnostic services for tumors of the colon, prostate, breast and lung, as well as increased testing volumes and higher Medicare reimbursement rates. First quarter revenue was $22.4 million, an increase of 41% as compared to the same quarter of 2008. Operating income was $0.8 million, compared with an operating loss of $0.2 million in the first quarter of 2008. Clarient’s net income from continuing operations for the quarter was $0.6 million, versus a net loss of $0.5 million in the first quarter 2008. Adjusted EBITDA for the period was $2.2 million. Adjusted EBITDA is defined by Clarient as income or loss from continuing operations before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense and (iv) stock-based compensation expense. Safeguard’s 50.2% ownership position in Clarient had a market value of $132 million as of May 6, 2009.

On March 26, 2009, Safeguard announced that Clarient entered into a transaction to issue an aggregate of up to $50 million in convertible preferred stock in a private placement to Oak Investment Partners, which was priced at an 11% premium to the then market price and included no warrant coverage or dividends. This transaction will directly strengthen Safeguard's balance sheet with respect to cash on hand as well as eliminate Safeguard’s commitments for future funding. $40 million of the transaction will be completed in two tranches. The first tranche, which closed on March 26, 2009, was for approximately $29.1 million and allowed Safeguard to reduce its current $30 million mezzanine debt facility with Clarient to $10 million. Additionally, the first tranche enabled Safeguard to recapture approximately $14 million of $19.5 million outstanding under this facility; made available $12.3 million in cash collateral which previously supported Safeguard’s guaranty of Clarient third party debt; and reduced the need for Safeguard to commit additional capital to support Clarient’s growth in the future. Pending formal compliance with SEC and other rules relating to the shareholder action being taken to approve the private placement, the second tranche is anticipated to close before the end of May 2009 for an additional $10.9 million. Upon closing of the second tranche, the remaining outstanding balance under the mezzanine facility will be repaid and the facility will be extinguished.

NON-CONSOLIDATED HOLDINGS

Advanced BioHealing, Inc. (ABH), a leader in regenerative medicine, performed strongly during the first quarter. Demand continues to surge in the U.S. market for ABH’s FDA-approved product, Dermagraft™, which is indicated for the treatment of diabetic foot ulcers. To maximize on this opportunity, the Company is focused on aggressively building its commercial capabilities, including continued expansion of its U.S. sales organization. ABH is also exploring new product indications as well as expansion to other international markets. Safeguard deployed $10.8 million of capital in ABH in February and May 2007 and has a 28% ownership position.

Alverix, Inc. is an optoelectronics company developing portable medical diagnostic instruments in cooperation with leading point of care diagnostics companies. The Company partners with manufacturers to deliver accurate results at the point of care – physician offices, laboratory outreach locations, retail clinics and homes where test information is critical to patient care. One of Alverix’s partners recently applied to the FDA for approval of its reader device, which could lead to domestic sales later in 2009. Safeguard deployed $3.9 million of capital in Alverix in October 2007 and August 2008 and has a 50% ownership position.

Avid Radiopharmaceuticals, Inc. is a leader in the development of molecular imaging products for neurodegenerative diseases. The Company’s lead imaging compound, florpiramine F 18 (18F-AV-45), which tests for the presence of Alzheimer’s disease pathology in people with symptoms of cognitive impairment, is in Phase III trials. Avid anticipates beginning Phase II trials for its AV-133 Parkinson’s disease imaging product later this year. Safeguard deployed $7.3 million of capital in Avid in May 2007 and has a 14% ownership position.

Cellumen, Inc., a discovery toxicology company, announced that it has added a former Pfizer Global Research & Development executive to its board of directors. Cellumen continues to build a pipeline of big pharma and leading biotech customers, including Eli Lilly & Co. and Mitsubishi Tanabe. Safeguard deployed $6.3 million of capital in Cellumen in June 2007 and February 2009 and has a 51% ownership position.

Garnet BioTherapeutics, Inc. is a clinical stage regenerative medicine company that’s developing proprietary therapies to reduce scarring in cosmetic, orthopedic and cardiovascular surgical wounds. The Company is preparing to launch a Phase II clinical trial of its lead product candidate. Garnet’s cell therapy is based on distinct bone marrow stem cells capable of reducing inflammation and promoting healing. Garnet’s cost-effective, compliant manufacturing process derives a high number of doses from a single, adult donor. Safeguard deployed $2.5 million in November 2008 for a 31% position.

Molecular Biometrics, Inc. applies novel metabolomic technologies to develop accurate, non-invasive clinical tools for use in personalized medicine. The Company is working in European and Asian markets to introduce its non-invasive process that can preclude multiple births from in vitro fertilization. In the U.S., Phase III clinical trials of the procedure are underway. Safeguard deployed $4.4 million of capital in late 2008 and the first quarter of 2009 in Molecular Biometrics for a 38% ownership position.

NuPathe, Inc. specializes in the development of therapeutics for the treatment of neurological and psychiatric disorders including migraine and Parkinson’s disease. As planned, Phase III trials began in early 2009 for ZelrixTM, the first and only migraine patch that delivers sumatriptan through NuPathe’s proven and proprietary SmartRelief™ technology, reducing side effects such as nausea and/or vomiting. Development continues for NuPathe’s NP201, a novel approach to the treatment of Parkinsons’s disease with pre-clinical proof-of-concept studies under way. Safeguard has deployed $10 million of capital in NuPathe since September 2006 and has a 24% ownership position.

Rubicor Medical, Inc. is a medical device company developing minimally invasive breast biopsy and tissue removal technologies. The Company’s search for a new Chief Executive Officer is advancing, as are initiatives to secure additional funding. In the meantime, operations have been suspended. Safeguard deployed $20 million of capital in Rubicor in August 2006 and has a 45% ownership position.

Tengion Inc. is a clinical-stage organ regeneration company with products in urologic, vascular and renal regeneration based on its proprietary Autologous Organ Regeneration Platform™. In late 2008, the Company completed a Phase II trial of the patented Tengion Neo-Bladder Augment® for children with neurogenic bladders due to spina bifida. A second Phase II trial with the Neo-Bladder Augment in adults with neurogenic bladders due to spinal cord injuries has completed enrollment. In the next year, Tengion expects to begin its first human clinical trial with its Tengion Neo-Urinary Conduit™ for patients with bladder cancer. Safeguard deployed $7.5 million of capital in Tengion in October 2008.

TECHNOLOGY PARTNER COMPANIES FIRST QUARTER HIGHLIGHTS

NON-CONSOLIDATED HOLDINGS

Advantedge Healthcare Solutions, Inc. (AHS) is a Healthcare Information Technology (HCIT) company that provides medical billing software and services to healthcare providers on an outsourced basis. AHS employs a web-based technology platform and continuous business process improvement methods to increase the operating efficiencies of medical billing and to improve results for its physician customers. AHS is gaining meaningful scale through organic growth and strategic acquisitions. Safeguard deployed $9 million of capital in AHS in November 2006 and May 2008 and has a 38% ownership position.

Authentium, Inc. develops software and services to protect consumers in a connected world. The Company’s core technologies are used by leading software providers including Google, Microsoft and Symantec to create or enhance industry-leading computer security products. In addition, banks and financial institutions leverage Authentium’s SafeCentral™ software, providing their customers with protected e-commerce transactions through the world’s first “secure Internet” and an end-to-end secured online environment. Recently, Authentium was included in Gartner’s "Cool Vendors in Infrastructure Protection 2009" report, which highlights companies with real-world usability in infrastructure protection that continue to provide security innovation. Safeguard deployed $9.3 million of capital in Authentium since April 2006 and has a 20% ownership position.

Beyond.com, Inc. is the world’s largest network of online niche career communities. Beyond.com continues to increase market share in the online job search market, remaining well-positioned with long-term growth drivers intact. During the quarter, job seekers clicked on Beyond.com sites in record numbers, driving up traffic 43% from Q4 levels to an average of 4.2 million visitors per month. Sectors with increased online job postings in the first quarter were healthcare, IT and sales. Safeguard deployed $13.5 million of capital in Beyond.com in March 2007 and has a 37% ownership position.

Bridgevine, Inc. is a leading Internet marketing platform that enables consumers to compare and purchase digital services online such as Internet, phone, VoIP, TV, wireless, music, entertainment and more. Despite reduced activity in housing markets, the Company continues to expand its lineup of products and services to grow its merchant base. Safeguard deployed $10 million of capital in Bridgevine in August 2007 and March 2009 and has a 24% ownership position.

GENBAND merged with Safeguard partner company NextPoint Networks, Inc. in late 2008. GENBAND’s high-performance gateway solutions are deployed in more than half of the world’s 100 largest fixed and mobile telecommunications providers. Safeguard has a 2.2% ownership position in GENBAND.

Portico Systems, Inc. offers software and services to health plans to help them reduce administrative, medical and IT costs. Portico is growing revenues at a double-digit annual rate. Recently, Portico announced it acquired the Choreo Health Plan Business suite of provider contracting solutions from Kryptiq Corporation, boosting its customer base from 17 to 33 healthcare systems with 30 million members nationally. Safeguard deployed $8.8 million of capital in Portico in August 2006 and February 2008. Safeguard has a 46% ownership position.

Swaptree, Inc., an on-line platform for trading books, CDs, DVDs and video games, continues to grow its user base and enjoy positive media attention. The Company is preparing to transition to the revenue generation stage later this year. Safeguard deployed $3.4 million of capital in Swaptree in July 2008 and has a 29% ownership position.

OUTLOOK

Safeguard reiterates prior expectations for total aggregate revenue of its partner companies to be between $200 million and $220 million for 2009. For the life sciences partner companies, aggregate revenue is expected to be between $145 million and $155 million, excluding pre-revenue companies Avid Radiopharmaceuticals, Garnet BioTherapeutics, NuPathe and Tengion as they do not impact aggregate revenue expectations. For the technology group, aggregate revenue is expected to be between $55 million to $65 million, excluding GENBAND.

SAFEGUARD SCIENTIFICS FIRST QUARTER 2009 CONFERENCE CALL

Please call at least 10 minutes prior to call to register.

Date: Thursday, May 7, 2009

Time: 9:00am EDT

Webcast: www.safeguard.com/earnings

Call-in Number: 877-407-8035
(International) +201-689-8035

Replay Number: 877-660-6853
(International) +201-612-7415

Replay Access Codes: Account# 286 – Conference ID# 321547
Both access codes are required for playback. Replay available through May 21, 2009 at 11:59pm EDT.

Podcast: www.safeguard.com/podcast
Available approximately 24 hours following the conclusion of the earnings call

Speakers: President and CEO Peter J. Boni; Senior Vice President and CFO Stephen T. Zarrilli

Format: Discussion of first quarter 2009 financial results followed by Q&A.

COMING EVENTS

  Noble Financial Capital Markets 5th Annual Equity Conference – Safeguard Scientifics is presenting at the Noble Financial Capital Markets Annual Equity Conference on Monday, June 8, 2009 at the Seminole Hardrock Hotel in Hollywood, FL. The presentation will be webcast at www.safeguard.com/Noble.

For more information please contact IR@safeguard.com.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE:SFE) provides growth capital for entrepreneurial and innovative technology and life sciences companies. Safeguard targets technology companies in Internet / New Media, Financial Services IT and Healthcare IT, and life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2009	2008

Assets
Cash and cash equivalents and marketable securities - Parent	$90,780	$87,914
Cash and cash equivalents - Consolidated Partner Company	4,703	1,838
Other current assets	36,578	30,395
Total current assets	132,061	120,147
Ownership interests in and advances to companies	82,929	85,561
Goodwill, net	12,729	12,729
Other	17,304	13,965
Total Assets	$245,023	$232,402

Liabilities and Shareholders' Equity
Lines of credit	$5,887	$14,104
Other current liabilities	17,208	17,643
Total current liabilities	23,095	31,747
Other long-term liabilities	10,454	9,945
Convertible senior debentures	86,000	86,000
Total Safeguard Scientifics, Inc. shareholders' equity	110,580	104,710
Noncontrolling interest in subsidiary	14,894	-
Total shareholders' equity	125,474	104,710
Total Liabilities and Shareholders' Equity	$245,023	$232,402

Certain prior year amounts have been reclassified to conform to the current year presentation.

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended March 31,
	2009	2008

Revenue	$22,447	$15,886
Operating expenses	25,975	21,353
Operating loss	(3,528)	(5,467)
Other income (loss), net interest and equity loss	(6,527)	(6,698)

Net loss from continuing operations before income taxes	(10,055)	(12,165)
Income tax (expense) benefit	-	-
Net loss from continuing operations	(10,055)	(12,165)
Income (loss) from discontinued operations, net of tax	1,500	(7,090)
Net loss	(8,555)	(19,255)

Less: Net (income) loss attributable to noncontrolling interest	(871)	401
Net loss attributable to Safeguard Scientifics, Inc.	$(9,426)	$(18,854)

Basic and diluted income (loss) per share:
Net loss from continuing operations attributable to Safeguard Scientifics, Inc. common shareholders	$(0.08)	$(0.10)
Net income (loss) from discontinued operations attributable to Safeguard Scientifics, Inc. common shareholders	-	(0.05)

Net loss attributable to Safeguard Scientifics, Inc. common shareholders	$(0.08)	$(0.15)

Basic and diluted weighted average shares outstanding	121,645	122,996

Amounts attributable to Safeguard Scientifics, Inc. common shareholders:
Loss from continuing operations	$(10,321)	$(11,778)
Income (loss) from discontinued operations	895	(7,076)
Net loss attributable to Safeguard Scientifics, Inc.	$(9,426)	$(18,854)

Safeguard Scientifics, Inc.
Results of Segment Operations from Continuing Operations
(in thousands)

	Three Months Ended March 31,
	2009	2008

Revenue
Clarient	$22,447	$15,886
Life Sciences	-	-
Technology	-	-
Total Segment Results	$22,447	$15,886

Operating Income (Loss) from Continuing Operations (a)
Clarient	$834	$(170)
Life Sciences	-	-
Technology	-	-
Total Segment Results	834	(170)
Other Items (c)	(4,362)	(5,297)
	$(3,528)	$(5,467)

Net Income (Loss) from Continuing Operations (b)
Clarient	$644	$(485)
Life Sciences	(3,424)	(4,386)
Technology	(2,079)	(2,114)
Total Segment Results	(4,859)	(6,985)
Other Items (c)	(5,196)	(5,180)
Net Loss from Continuing Operations	$(10,055)	$(12,165)

(a) Operating Income (Loss) from Continuing Operations represents the revenue less operating expenses of each segment, and excludes any allocation to minority interest.

(b) Net Income (Loss) from Continuing Operations includes the net results of each segment, including other income (loss), net interest and equity loss and excludes any allocation to minority interest

(c) Other Items includes corporate expenses, income taxes, and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our partner companies, we are providing additional financial information on our partner companies, including the carrying value of our consolidated partner company, as well as aggregate cost and carrying value for all of our non-consolidated partner companies and other holdings. Carrying value of a partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies.

	March 31,
	2009
Safeguard Carrying Value - Consolidated Partner Company
Clarient	$26,624

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Non-Consolidated Partner Companies	$77,591	$151,250
Other holdings	5,338	32,633
	$82,929	$183,883

Total Carrying Value	$109,553

Safeguard Scientifics, Inc.
Partner Company Financial Data (Continued)
(in thousands)

Clarient reported positive adjusted earnings before interest expense, income taxes, depreciation and amortization and stock-based compensation ("Adjusted EBITDA") for the three months ended March 31, 2009. We believe that Adjusted EBITDA represents a useful measure of assessing the performance of Clarient, as it reflects its business momentum without the impact of certain non-cash items. Adjusted EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, nor as an alternative to net income as an indicator of operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles (GAAP). Safeguard is providing this financial information to enhance understanding of the Clarient segment within Safeguard’s GAAP consolidated financial statements and it should be considered by investors in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Below is a

Three Months Ended
March 31, 2009
Adjusted EBITDA for Clarient
Net Income from continuing operations before income taxes	$644
Add:
Interest expense, net	190
Depreciation and amortization	826
Stock-based compensation	570
Adjusted EBITDA	$2,230

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave
Vice President, Business Development and
Corporate Communications
610-293-0600